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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ortel Corporation:


We consent to the incorporation by reference in the registration statement on Form S-4 of Lucent Technologies Inc. of our report dated May 26, 1999, except for Note 12 and Note 2 which are as of August 30, 1999, with respect to the consolidated balance sheets of Ortel Corporation as of April 30, 1999 and 1998, and the related consolidated statements of operations and cash flows, and the related schedule, which report appears in the April 30, 1999 annual report on Form 10-K of Ortel Corporation, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.


/s/ KPMG LLP


KPMG LLP
Los Angeles, California
March 27, 2000